Exhibit 24

POWER OF ATTORNEY

The undersigned hereby appoints JOHN W. KAPPLES and DEAN P. FREEMAN as his or her true and lawful attorneys-in-fact, with full power to act for him or her and in his or her name, place and stead, in any and all capacities, for the purpose of signing the Annual Report on Form 10-K of GCP Applied Technologies Inc. for the year ended December 31, 2018, and any and all amendments thereto, to be filed with the U.S. Securities and Exchange Commission. Each of such attorneys-in-fact is appointed with full power to act without the other.

Marcia J. Avedon	/s/ Marcia J. Avedon
Ronald C. Cambre	/s/ Ronald C. Cambre
Gerald G. Colella	/s/ Gerald G. Colella
Janice K. Henry	/s/ Janice K. Henry
James F. Kirsch	/s/ James F. Kirsch
Phillip J. Mason	/s/ Philip J. Mason
Elizabeth Mora	/s/ Elizabeth Mora
Danny R. Shepherd	/s/ Danny R. Shepherd

Dated: February 27, 2019